EXHIBIT 11 - Earnings per Common Share

Earnings per common share were computed as follows:


                                                                           Year Ended
                                                       ----------------------------------------------------------------
In thousands, except share                             January 30,  January 29,  January 28,  February 3,  February 1,
   and per share amounts                                  1993         1994         1995         1996         1997
                                                       -----------  -----------  -----------  -----------  -----------
Net income (loss)............................          $    6,028   $   (9,205) $     2,731   $   14,251   $   11,757
Less:
  Dividends and amortization of discount on
  preferred stock and accretion on
  conversion of preferred stock..............               4,689        3,594        3,332       10,717       -
                                                       -----------  ----------- ------------  -----------  -----------
Adjusted net income (loss)...................          $    1,339   $  (12,799) $      (601)  $    3,534   $   11,757
                                                       ===========  =========== ============  ===========  ===========
Weighted average shares -
  Common(1)..................................           1,360,000    1,972,997    2,256,107    6,458,563    7,417,343
Common stock equivalent
  pursuant to APB 15(2)......................             368,000        -            4,785      181,164      152,186
                                                       -----------  ----------- ------------  -----------  -----------
Total weighted average shares................           1,728,000    1,972,997    2,260,892    6,639,727    7,569,529
                                                       ===========  =========== ============  ===========  ===========
Net income (loss) per share
  applicable to common shares................          $     0.78   $   (6.49)  $     (0.27)  $     0.53   $     1.55
                                                       ===========  =========== ============  ===========  ===========

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(1)  The weighted  average shares  outstanding are based on the number of shares of Common Stock issued and outstanding.
(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.